Exhibit 21.1

LIST OF SUBSIDIARIES

As of the date of this Registration Statement on Form S-1, Netcapital, Inc. has the following subsidiaries:

	Subsidiary	Jurisdiction
1.	Netcapital Advisors, Inc.	Delaware
2.	MSG Development Corp.	Arizona
3.	Netcapital Systems LLC	Utah
4.	Netcapital Funding Portal Inc.	Delaware
(a wholly owned subsidiary of Netcapital Systems LLC, a Utah limited liability company)